Exhibit 99.1




Investor Relations Contact:                    Media Contact:
Robert J. Vill                                 Jane Randel
Vice President, Treasury and Investor          Vice President, Public Relations
  Relations
Liz Claiborne Inc.                             Liz Claiborne Inc.
201.295.7515                                   212.626.3408

            LIZ CLAIBORNE INC. POSTS RECORD 1st QUARTER SALES AND EPS
            ---------------------------------------------------------

        REAFFIRMS FISCAL 2005 EPS GUIDANCE IN THE RANGE OF $2.96 - $3.02
        ----------------------------------------------------------------

New York, NY April 28, 2005 - Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share ("EPS") of $0.65 for the first quarter 2005, an increase of 4.8%, compared to diluted EPS of $0.62 for the first quarter 2004. Net sales for the first quarter 2005 were a record $1.212 billion, up 9.9% over the comparable 2004 period.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its first quarter 2005 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, May 19, 2005.

Paul R. Charron, Chairman and Chief Executive Officer, stated: "We are pleased to report these solid first quarter results in what is currently a difficult retail environment. Macroeconomic factors such as high oil prices, rising interest rates, growing concerns about inflation and a slowing economy, as well as distractions caused by the current uncertainty resulting from the merger and acquisition headlines in the retail sector, have impacted retail sales in domestic channels of distribution. Despite this difficult backdrop and an especially strong year-ago period for many of our business units, the disciplined execution of our multi-brand, multi-channel, multi-geography diversification strategy enabled us to achieve higher than planned sales and EPS in our targeted range."

Mr. Charron continued: "As has been the case in recent quarters, our performance was broad based, driven by contributions from our Juicy Couture, Dana Buchman, Claiborne men's, DKNY(R) Jeans (both men's and women's), Axcess women's, JH Collectibles, First Issue, Emma James and Villager wholesale apparel businesses, our Juicy Couture, Liz Claiborne, Monet, Villager and Crazy Horse accessories and cosmetics wholesale non-apparel businesses, our Lucky Brand and Monet Europe retail businesses as well as our licensing business, validating the appropriateness of our portfolio strategy in such a challenging environment. We are especially pleased with the 8% organic sales growth generated in the quarter, attesting to the quality, balance and broad diversification in our portfolio of brands."

Mr. Charron concluded: "For fiscal 2005, we continue to plan conservatively, reaffirming our previous guidance of a sales increase of 6 - 8% and EPS in the range of $2.96 - $3.02. This includes the impact, which we estimate will be $0.10 - $0.12, resulting from the planned adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") as well as the shift in the composition of the Company's 2005 equity-based management compensation toward restricted stock and away from stock options. We believe that it is appropriate to remain consistent with previous guidance and proceed with the adoption of FASB 123R in spite of the SEC's recent announcement delaying the mandatory adoption period. It is also important to note that the shift toward restricted stock should ultimately reduce dilution and enhance shareholder value, as we expect that fewer shares will be used for equity-based compensation purposes than was the case in prior years. For the second quarter of 2005, we are providing our initial guidance, forecasting a sales increase of 6 - 8% and EPS in the range of $0.46 - $0.48, including the impact, which we estimate will be $0.01, resulting from the shift in the composition of the Company's 2005 equity-based management compensation discussed above. All of these forward looking statements exclude the impact of any future acquisitions or additional stock repurchases."

FIRST QUARTER RESULTS
---------------------

Net Sales
---------
Net sales for the first quarter of 2005 were a record $1.212 billion, an increase of $110 million, or 9.9%, over net sales for the first quarter of 2004. The inclusion of sales from our C & C California business (acquired January 6,
2005) added approximately $4 million in net sales during the quarter. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $17 million in sales during the quarter. Net sales results for our business segments are provided below:

o  Wholesale Apparel net sales increased $35 million,  or 4.5%, to $810 million.
   -----------------
   This result reflected the following:
   - The inclusion of $4 million of sales from the acquired C & C California business;
   - A $9 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $22 million net increase across our other wholesale apparel businesses, primarily driven by increases in our Juicy Couture, licensed DKNY(R) Jeans (both men's and women's), Axcess women's, JH Collectibles, Mexx Europe, First Issue, Lucky Brand, Claiborne men's and Dana Buchman businesses, partially offset by a decrease in our domestic Liz Claiborne business as well as the impact of the discontinuation of the Kenneth Cole womenswear license. Net sales in our domestic Liz Claiborne business were down 9.2% to last year.

o  Wholesale  Non-Apparel  net sales  increased $26 million,  or 23.1%,  to $137
   ----------------------
   million, primarily due to the addition of our Juicy Couture accessories business (launched in February 2004), as well as increases in Liz Claiborne, Monet and Villager jewelry, in Liz Claiborne, Crazy Horse and First Issue handbags and in our cosmetics businesses. Net sales in our domestic Liz Claiborne business increased 6.9% to last year.

   The impact of foreign currency exchange rates in our international businesses was not material in this segment.

o  Retail net sales  increased  $48  million,  or 22.8%,  to $256  million.  The
   ------
   increase reflected the following:
   - A $7 million increase resulting from the impact of foreign currency exchange rates in our international businesses;
   - A $41 million net increase primarily driven by higher comparable store sales in our specialty retail business (including a 29.1% comparable store sales increase in our Lucky Brand business and a 15.4% comparable store sales increase in our Mexx Europe business), and the net addition over the last twelve months of 20 new Mexx Europe specialty retail and outlet stores, 18 new Sigrid Olsen specialty retail stores, 14 new specialty retail and outlet stores in Canada, 11 new Lucky Brand specialty retail stores, 9 new domestic Liz Claiborne outlet stores and 5 new Mexx USA specialty retail stores. We also opened 37 net new international concession stores in Europe over the last twelve months.

   Comparable store sales in our Company-operated stores increased by 3.6% overall, driven by a 15.0% increase in our specialty retail business, partially offset by a 5.2% decrease in our outlet business. We ended the quarter with a total of 288 outlet stores, 273 specialty retail stores and 597 international concession stores.

o  Corporate net sales, consisting of licensing revenue, increased $1 million to
   ---------
   $11 million as a result of new licenses and growth from our existing license portfolio.

Gross Profit
------------
Gross profit increased $57 million, or 11.4%, to $558 million in the first quarter of 2005 over the first quarter of 2004. Approximately $9 million of the increase in the quarter was due to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses. Gross profit as a percent of net sales increased to 46.0% in 2005 from 45.4% in 2004. The increased gross profit rate reflected the positive impact of lower sourcing costs and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Mexx Europe and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, partially offset by higher promotional activity in our domestic wholesale businesses as well as additional liquidation of excess inventory.

Selling, General & Administrative Expenses
------------------------------------------
Selling, General & Administrative expenses ("SG&A") increased $53 million, or 13.6%, to $439 million, in the first quarter of 2005 over the first quarter of 2004 and as a percent of net sales was 36.2%, compared to 35.1% in the first quarter of 2004. The SG&A increase reflected the following:
   o The inclusion of $2 million of expenses from the acquired C & C California business and the start-up of new businesses;
   o An $8 million increase resulting from the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses;
   o A $7 million increase resulting from an investment in marketing activities, particularly focused on in-store activities to drive brand preference and retail sales, across our portfolio;
   o A $35 million increase primarily resulting from the expansion of our domestic and international retail businesses and increased expenses associated with the continued investment in building a multi-brand platform in Europe;
   o The inclusion of approximately $1 million of incremental equity-based compensation expense resulting from the migration of our long-term compensation plan primarily to restricted stock in anticipation of the expensing of stock options.

The SG&A rate primarily reflected the unfavorable impact of the increased proportion of expenses described above related to our Mexx Europe business, which runs at a higher SG&A rate than the Company average, and reduced expense leverage resulting from the decreased proportion of expenses related to our Liz Claiborne business, which runs at a lower SG&A rate than the Company average, as well as the impact of the increased investment in marketing activities discussed above, partially offset by Company-wide expense control initiatives.

Operating Income
----------------
Operating income for the first quarter of 2005 was $119 million (or 9.8% of net sales), compared to $114 million (or 10.4% of net sales) in the first quarter of 2004. The impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses added approximately $1 million. The decrease in operating income as a percent of sales primarily resulted from increased investment in marketing activities, higher promotional activity in our wholesale businesses and continued investment in building a multi-brand platform in Europe, as discussed above. Operating income by business segment is provided below:

o  Wholesale  Apparel  operating income was $105 million in the first quarter of
   ------------------
   2005, compared to $107 million in the first quarter of 2004, principally reflecting reduced profits in our Liz Claiborne, Lucky Brand and Ellen Tracy businesses, partially offset by increased profits in our Juicy Couture, Mexx Europe, Axcess, JH Collectibles, First Issue, Dana Buchman, Villager and Emma James businesses as well as the favorable impact of the discontinuation of the Kenneth Cole womenswear license. Operating income as a percent of sales decreased to 13.0% in the first quarter of 2005 from 13.8% in the first quarter of 2004.

o  Wholesale Non-Apparel operating income was $12 million (8.7% of net sales) in
   ---------------------
   the first quarter of 2005 compared to $6 million (5.6% of net sales) in the first quarter of 2004, principally due to the addition of our Juicy Couture accessories business as well as increased profits in our Liz Claiborne and Monet jewelry and cosmetics businesses, partially offset by decreased profits in our fashion accessories business.

o  Retail  operating  loss was $7 million in the first quarter of 2005,  flat to
   ------
   last year, principally reflecting continued investment in retail infrastructure and new stores, as well as decreased profits in our Mexx Europe business resulting from the continued investment in building a multi-brand platform as well as the aggressive liquidation of inventory in our European outlet business, offset by increased profits in our Lucky Brand and Monet Europe concession businesses. It is important to note that the first quarter traditionally represents the least profitable quarter of the year, due to the seasonality of our retail business.

o  Corporate operating income,  primarily consisting of licensing income, was $9
   ---------
   million in the first quarter of 2005, compared to $8 million in the first quarter of 2004.


Net Interest Expense
--------------------
Net interest expense in the first quarter of 2005 was $8 million, flat to last year.

Net Income
----------
Net income in the first quarter of 2005 increased to $71 million, or 5.9% of net sales, from $69 million in the first quarter of 2004, or 6.2% of net sales. Diluted earnings per common share increased to $0.65 in the first quarter of 2005, from $0.62 in the first quarter of 2004, a 4.8% increase.

Average diluted shares outstanding decreased by 1.2 million shares to 110.1 million in the first quarter of 2005 compared to 2004 as a result of the impact of shares repurchased during the second quarter of 2004, partially offset by the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW
---------------------------

We ended the first quarter of 2005 with $131 million in cash and marketable securities, compared to $240 million at the end of the first quarter of 2004, and with $507 million of debt outstanding compared to $456 million at the end of the first quarter of 2004. This $160 million increase in our net debt position is primarily attributable to $117 million in share repurchases, the $192 million final payment made related to the fiscal 2001 acquisition of Mexx Europe, $141 million in capital and in-store expenditures, the $30 million payment made related to the acquisition of C & C California and the $35 million payment made related to the purchase of an additional 8.25% of the equity interest of Lucky Brand over the prior twelve months, in addition to the effect of foreign currency translation on our Eurobond (which added $29 million to our debt balance), partially offset by cash flow from operations for the prior twelve months of $399 million. We ended the quarter with a record $1.903 billion in stockholders' equity, giving us a total debt to total capital ratio of 21.0% at the end of the first quarter of 2005, compared to 21.3% at the end of the first quarter of 2004. As of the end of the first quarter of 2005, we had approximately $102 million remaining on our share repurchase authorization.

Accounts receivable increased $73 million, or 12.2%, at the end of the first quarter of 2005 compared to the end of the first quarter of 2004, primarily due to increased sales volume and the timing of shipments in the quarter as well as the $10 million impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses.

Inventories increased $61 million, or 12.2%, at the end of the first quarter of 2005 compared to the end of the first quarter of 2004. New business initiatives and the expansion of our retail business added $34 million to our inventory levels. Approximately $11 million of the increase is related to the impact of foreign currency exchange rates, primarily as a result of the strengthening of the euro, in our international businesses.

Net cash used in operating activities was $167 million in the three months of 2005, compared to $108 million used in the three months of 2004. This $59 million decrease in cash flow was primarily due to changes in working capital in 2005 compared to 2004, driven primarily by year-over-year changes in our accounts receivable and inventory balances described above as well as year-over-year changes in accounts payable due to the timing of payments for inventory purchases and in accrued expenses due to the payment of employment-related obligations.

Net cash used in investing activities was $89 million in the three months of 2005, compared to $38 million in the three months of 2004. Net cash used in 2005 primarily reflected the $30 million payment made related to the acquisition of C & C California and the $35 million payment made related to the purchase of an additional 8.25% of the equity interest of Lucky Brand as well as $26 million for capital and in-store expenditures. Net cash used in 2004 primarily reflected $31 million in capital and in-store expenditures.

FORWARD OUTLOOK
---------------

For the full year 2005, we are reaffirming our previous guidance, forecasting a net sales increase of 6 - 8%, an operating margin in the range of 10.9 - 11.1% and EPS in the range of $2.96 - $3.02, including the impact, which we estimate will be $0.10 - $0.12, resulting from the planned adoption in the third quarter of 2005 of FASB 123R ("Accounting for Share-Based Payment") and a shift in the composition of the Company's 2005 equity-based compensation discussed above. We do not expect foreign currency exchange rates in our international businesses to have a material impact on full year 2005 results.
   o In our wholesale apparel segment, we expect fiscal 2005 net sales to increase in the range of 3 - 4%, primarily driven by the acquisition of C & C California in addition to increases in our Juicy Couture, Mexx Europe, JH Collectibles, Emma James, Axcess men's and women's, First Issue, Lucky Brand, licensed DKNY(R) Jeans, Sigrid Olsen and Laundry businesses, as well as the addition of our Tint, Metroconcepts, Belongings and
      Tapemeasure businesses, partially offset by the impact of the discontinuation of our Kenneth Cole womenswear license. We consider it prudent to expect net sales in our domestic Liz Claiborne business to decrease in the mid teens year-over-year, as a result of uncertainty around retail consolidation which may impact the better segment of department stores disproportionately.
   o In our wholesale non-apparel segment, we expect fiscal 2005 net sales to increase in the range of 10 - 12%, primarily driven by increases in our cosmetics, Juicy Couture accessories, handbags and jewelry businesses. We expect net sales in our domestic Liz Claiborne businesses to increase high single digits year-over-year, as a result of recent strength in these businesses.
   o In our retail segment, we expect fiscal 2005 net sales to increase in the range of 14 - 17%, primarily driven by increases in our Lucky Brand, Mexx Europe, outlet, Sigrid Olsen, Liz Claiborne Canada, Mexx Canada and Mexx USA businesses. We project comparable store sales to be flat to up low single digits over fiscal 2004.
   o In our corporate segment, we expect fiscal 2005 licensing revenue to increase by 15% over fiscal 2004.

For the second quarter of 2005, we are providing our initial guidance, forecasting a net sales increase of 6 - 8% (including an approximate 1% sales increase due to the projected impact of foreign currency exchange rates), an operating margin in the range of 7.8 - 8.2% and EPS in the range of $0.46 - $0.48, including the impact, which we estimate will be $0.01, resulting from the shift in the composition of the Company's 2005 equity-based management compensation discussed above.

   o In our wholesale apparel segment, we expect second quarter 2005 net sales to increase in the range of 2 - 4%, primarily driven by the acquisition of C & C California as well as increases in our Mexx Europe, Juicy Couture, Lucky Brand, JH Collectibles and Axcess men's and women's businesses, partially offset by a decrease in our Liz Claiborne business as well as the impact of the discontinuation of our licensed Kenneth Cole womenswear business.
   o In our wholesale non-apparel segment, we expect second quarter 2005 net sales to increase in the range of 10 - 12%, primarily driven by increases in our cosmetics, jewelry and handbags businesses.
   o In our retail segment, we expect second quarter 2005 net sales to increase in the range of 13 - 15%, primarily driven by increases in our Mexx Europe, Lucky Brand, Liz Claiborne Canada, Mexx Canada and Sigrid Olsen businesses.
   o In our corporate segment, we expect second quarter 2005 licensing revenue to increase by 10%.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of women's and men's fashion apparel and accessories appropriate to wearing occasions ranging from casual to dressy. The Company also markets fragrances for women and men. Liz Claiborne Inc.'s brands include Axcess, Bora Bora, C & C California, Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, Jane Street, J.H. Collectibles, Juicy Couture, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand, Mambo, Marvella, Mexx, Monet, Monet 2, Realities, Sigrid Olsen, Spark, Swe, Trifari and Villager. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men's and women's collections of DKNY(R) Jeans and DKNY(R) Active, as well as CITY DKNY(R) better women's sportswear in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to the Company's future performance, including, without limitation, statements with respect to the Company's anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks related to retailer and consumer acceptance of the Company's products; risks related to the Company's ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company's unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company's ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company's dependence on sales to a limited number of large United States department store customers; risks associated with the Company's ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company's own retail business; risks associated with the Company's ability to correctly balance the level of its commitments with actual orders; risks associated with the Company's ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company's ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company's relationship with, and any work stoppages by, its employees, including its union employees; risks associated with providing for the succession of senior management; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices as are set forth in our 2004 Annual Report on Form 10-K, including, without limitation, those set forth under the heading "Business-Competition; Certain Risks" and under the heading "Statement Regarding Forward-Looking Statements". The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



Financial tables attached

                               LIZ CLAIBORNE, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (All amounts in thousands except per share data)
                                   (Unaudited)


                                            13 weeks ended   13 weeks ended
                                             April 2, 2005    April 3, 2004
                                             -------------    -------------

Net Sales                                     $  1,212,407     $  1,102,767
Cost of Goods Sold                                 654,177          601,737
                                              ------------     ------------
Gross Profit                                       558,230          501,030

Selling, General & Administrative
   Expenses                                        439,474          386,703
                                              ------------     ------------

Operating Income                                   118,756          114,327

Other Expense - net                                   (614)            (590)

Interest Expense - net                              (7,588)          (7,610)
                                              ------------     ------------


Income Before Provision for Income Taxes           110,554          106,127

Provision for Income Taxes                          39,136           37,357
                                              ------------     ------------
Net Income                                    $     71,418     $     68,770
                                              ============     ============


Weighted Average Common Shares
   Outstanding                                     108,063          109,281

Basic Earnings per Common Share                      $0.66            $0.63
                                                     =====            =====

Weighted Average Common Shares and
   Share Equivalents Outstanding                   110,059          111,245

Diluted Earnings per Common Share                    $0.65            $0.62
                                                     =====            =====


Supplemental Information:
Dividends Paid per Common Share
   (Rounded to the nearest penny)                    $0.06            $0.06
                                                     =====            =====

                               LIZ CLAIBORNE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                   April 2, 2005   April 3, 2004
                                                   -------------   -------------
Assets
   Current Assets:
     Cash and Cash Equivalents                      $    123,384    $    181,344
     Marketable Securities                                 7,578          58,727
     Accounts Receivable - trade, net                    669,811         596,790
     Inventories, net                                    563,133         501,982
     Deferred Income Taxes                                51,351          44,531
     Other Current Assets                                104,093          94,174
                                                    ------------    ------------
         Total Current Assets                          1,519,350       1,477,548
                                                    ------------    ------------

   Property and Equipment - Net                          467,169         414,316
   Goodwill and Intangibles - Net                      1,111,627         842,658
   Other Assets                                           10,901           6,298
                                                    ------------    ------------
Total Assets                                        $  3,109,047    $  2,740,820
                                                    ============    ============

Liabilities and Stockholders' Equity
   Current Liabilities                              $    637,764    $    549,286
   Long-Term Debt                                        461,348         425,743
   Other Non-Current Liabilities                          51,694          21,958
   Deferred Income Taxes                                  52,043          48,722
   Minority Interest                                       3,350          10,532
   Stockholders' Equity                                1,902,848       1,684,579
                                                    ------------    ------------
     Total Liabilities and Stockholders' Equity     $  3,109,047    $  2,740,820
                                                    ============    ============

                               LIZ CLAIBORNE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                                                         13 weeks ended   13 weeks ended
                                                                          April 2, 2005    April 3, 2004
                                                                          -------------    -------------
Cash Flows from Operating Activities:
     Net income                                                            $     71,418     $     68,770
     Adjustments to reconcile net income to net cash in
       operating activities:
       Depreciation and amortization                                             29,040           26,049
       Deferred income taxes                                                     (1,069)             969
       Other - net                                                                5,279            6,404
       Change in current assets and liabilities, exclusive of
         acquisitions:
         (Increase) in accounts receivable - trade, net                        (241,975)        (210,646)
         (Increase) in inventories                                              (24,393)         (22,840)
         (Increase) in other current assets                                     (13,850)         (12,711)
         Increase in accounts payable                                            17,117           28,973
         (Decrease) in accrued expenses                                         (26,141)          (9,852)
         Increase in income taxes payable                                        18,064           16,594
                                                                           ------------     ------------
           Net cash used in operating activities                               (166,510)        (108,290)
                                                                           ------------     ------------

Cash Flows from Investing Activities:
     Purchases of investment instruments                                            (67)             (25)
     Purchases of property and equipment excluding capital
       leases                                                                   (24,325)         (29,408)
     Payments for acquisitions, net of cash acquired                            (62,451)          (4,979)
     Payments for in-store merchandise shops                                     (1,430)          (1,295)
     Other - net                                                                 (1,068)          (2,393)
                                                                           ------------     ------------
           Net cash used in investing activities                                (89,341)         (38,100)
                                                                           ------------     ------------

Cash Flows from Financing Activities:
     Short-term borrowings                                                      (10,289)          10,998
     Principal payments under capital lease obligations                            (517)              --
     Proceeds from exercise of common stock options                               9,280           21,391
     Dividends paid                                                              (6,091)          (6,146)
                                                                           ------------     ------------
           Net cash (used in) provided by financing
              activities                                                         (7,617)          26,243
                                                                           ------------     ------------

Effect of Exchange Rate Changes on Cash                                           1,215            7,988
                                                                           ------------     ------------

Net Change in Cash and Cash Equivalents                                        (262,253)        (112,159)
Cash and Cash Equivalents at Beginning of Period                                385,637          293,503
                                                                           ------------     ------------
Cash and Cash Equivalents at End of Period                                 $    123,384     $    181,344
                                                                           ============     ============

                               LIZ CLAIBORNE, INC.
                                SEGMENT REPORTING
                        (All dollar amounts in thousands)
                                   (Unaudited)


                                             13 weeks ended       % to      13 weeks ended       % to
                                              April 2, 2005       Total      April 3, 2004       Total
                                              -------------       -----      -------------       -----
NET SALES:
   Wholesale Apparel                           $    809,646       66.8%       $    774,435       70.2%
   Wholesale Non-Apparel                            136,660       11.3%            111,006       10.1%
   Retail                                           255,534       21.1%            208,023       18.9%
   Corporate                                         10,567        0.8%              9,303        0.8%
                                               ------------     -------       ------------     -------
     Total Net Sales                           $  1,212,407      100.0%       $  1,102,767      100.0%
                                               ============     =======       ============     =======

                                             13 weeks ended       % of      13 weeks ended       % of
                                              April 2, 2005       Sales      April 3, 2004       Sales
                                              -------------       -----      -------------       -----
OPERATING INCOME:
   Wholesale Apparel                           $    105,425       13.0%       $    107,097       13.8%
   Wholesale Non-Apparel                             11,948        8.7%              6,163        5.6%
   Retail                                            (7,463)      -2.9%             (6,758)      -3.2%
   Corporate                                          8,846       83.7%              7,825       84.1%
                                               ------------     -------       ------------     -------
     Total Operating Income                    $    118,756        9.8%       $    114,327       10.4%
                                               ============     =======       =============    =======

                                             13 weeks ended       % to      13 weeks ended       % to
                                              April 2, 2005       Total      April 3, 2004       Total
                                              -------------       -----      -------------       -----
NET SALES:
   Domestic                                    $    900,064       74.2%       $    834,513       75.7%
   International                                    312,343       25.8%            268,254       24.3%
                                               ------------     -------       ------------     -------
     Total Net Sales                           $  1,212,407      100.0%       $  1,102,767      100.0%
                                               ============     =======       ============     =======

                                             13 weeks ended       % of      13 weeks ended       % of
                                              April 2, 2005       Sales      April 3, 2004       Sales
                                              -------------       -----      -------------       -----
OPERATING INCOME:
   Domestic                                    $     99,651       11.1%       $     94,616       11.3%
   International                                     19,105        6.1%             19,711        7.3%
                                               ------------     -------       ------------     -------
     Total Operating Income                    $    118,756        9.8%       $    114,327       10.4%
                                               ============     =======       ============     =======